Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 18, 2017, relating to the financial statements and financial highlights, which appears in TIAA-CREF Bond Fund’s, TIAA-CREF Bond Index Fund’s, TIAA-CREF Bond Plus Fund’s, TIAA-CREF High-Yield Fund’s, TIAA-CREF Inflation-Linked Bond Fund’s, TIAA-CREF Short-Term Bond Fund’s, TIAA-CREF Short-Term Bond Index Fund’s, TIAA-CREF Social Choice Bond Fund’s, TIAA-CREF Tax-Exempt Bond Fund’s, TIAA-CREF Money Market Fund’s, and TIAA-CREF Real Estate Securities Fund’s Annual Report on Form N-CSR for the year ended March 31, 2017. We also consent to the references to us under the headings “Experts”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

July 26, 2017